                                                                  EXHIBIT (c)(4)

Presentation to the Special Committee of

ERC Industries, Inc.



March 28, 2000

Contents

                                                            ----------
Transaction Overview                                             I
                                                            ----------
Valuation Discussion                                            II
                                                            ----------
Conclusion                                                      III
                                                            ----------

The accompanying material was compiled on a confidential basis for use by the Special Committee of the Board of Directors of ERC Industries, Inc. (the "Special Committee" and the "Company") in evaluating the Transaction referred to therein and not with a view to public disclosure or filing thereof under the Securities Act of 1933 or the Securities Act of 1934 (the "Federal Securities Laws"). This material was prepared for a specific use by specific persons and was not prepared to conform with any disclosure standards under the Federal Securities Laws. Neither Schroder & Co. Inc. ("Schroders") nor any of its officers, directors, employees, affiliates, advisors, agents or representatives warrants the accuracy or completeness of any of the materials set forth herein. Nothing contained in the accompanying material is, or shall be relied upon as, a promise or representation as to the past or the future.

It should be understood that, unless otherwise noted, any valuations and/or estimates contained in the accompanying material were prepared or derived from information supplied by the management of the Company without any independent verification by Schroders, and involve numerous and significant subjective determinations by the Company's management, which may or may not be correct. Accordingly, no representation or warranty can be or is made by Schroders as to the accuracy or achievability of any such valuations and/or estimates.

Section I

Transaction Overview

               Transaction Overview


Scope of       The Special Committee of the Board of Directors of ERC
Schroders      Industries, Inc. ("ERCI" or the "Company") has engaged
Engagement     Schroders to render a Fairness Opinion (the "Opinion") in
and Opinion    connection with the proposed transaction by John Wood Group, PLC
               (the "Wood Group") to acquire all outstanding common shares
               (other than shares presently owned by the Wood Group ("Excluded
               Shares")) for cash consideration of $1.60 per share (the "Merger
               Consideration").

               The purpose of this presentation is to support the Opinion letter dated and delivered on March 28, 2000, to the Special Committee of the Board of Directors of ERC Industries, Inc. regarding the proposal by John Wood Group, PLC. The Opinion relates only to the fairness, from a financial point of view, of the $1.60 per share being offered by the Wood Group to holders of common shares of ERCI (other than Excluded Shares) in exchange for their shares.

               Transaction Overview


               In connection with our opinion, Schroders has, among other things:

Due Diligence  .  Reviewed ERCI's Annual Reports on Form 10-K filed with the
                  Securities Exchange Commission for the fiscal year ended December 31, 1998, including the financial statements for the twelve month period ended December 31, 1997; and its Quarterly Report on Form 10-Q for the nine month period and quarter ended September 30, 1999, including the financial statements for the nine month period and quarter ended September 30, 1998;

               . Reviewed ERCI management's estimates of financial performance for the year ended December 31, 1999, including any non-recurring items;

               . Reviewed certain projected financial information prepared by management of ERCI for the years 2000E to 2004E;

               . Reviewed ERCI management's estimates of the application and expiration of the Company's net operating loss ("NOL") in the years 1999E to 2004E;

               .  Reviewed certain publicly available information concerning
                  ERCI;

               . Conducted discussions with the Chairman of the Special Committee and senior management of ERCI concerning the Merger, ERCI's historical financial results and projected financial performance as presented and described above;

               Transaction Overview


Due Diligence  In connection with our opinion, Schroders has also, among other
(continued)    things:

               . Performed various financial analyses, as we deemed appropriate, of ERCI using generally accepted analytical methodologies,

                  . A discounted cash flow analysis utilizing the projections provided by ERCI's management for the years 2000E to 2004E;

                  . The application to the financial results of ERCI of the public trading multiples of companies which we deemed comparable to ERCI;

                  . The application to the financial results of ERCI of the multiples reflected in recent mergers and acquisitions for businesses which we deemed comparable to ERCI; and

                  . The application to the share price of ERCI of the average equity premiums paid in remaining interest acquisitions where the acquirer held an existing control position;

               . Reviewed the historical trading prices and volumes of ERCI's common stock on the NASDAQ National Market System from January 1, 1996 to March 28, 2000;

               . Reviewed the draft Merger Agreement as distributed on February 4, 2000; and

               . Performed such other financial studies, analyses, inquiries and investigations as we deemed appropriate.

          Transaction Overview


          In our review and analysis and in formulating our opinion, we did not:

Scope of  .  Attempt to independently verify the accuracy and completeness of
Analysis the information supplied or otherwise made available to or obtained by us;

          . Undertake an independent appraisal of the assets or liabilities (contingent or otherwise) of ERCI, nor have we been furnished with any such appraisals;

          . Review any legal, accounting or tax aspects of the proposed transaction; or

          . Independently verify that the financial forecasts and projections for ERCI have been reasonably prepared; we have assumed that they reflect management's most currently available estimates and judgments as to the expected future financial performance of ERCI.

Our opinion is necessarily based upon financial, economic, market and other conditions as they exist and can be evaluated by us on the date hereof. We disclaim any undertaking or obligation to advise any person of any change in any fact or matter affecting our opinion which may come or be brought to our attention after the date of the opinion unless specifically requested to do so.

This presentation is for the Special Committee of the Board of Directors of ERCI solely for its use in evaluating the Wood Group's proposed transaction to acquire all outstanding common shares of ERCI (other than Excluded Shares), and may not be relied upon by any other person, used for any other purpose or reproduced, disseminated, quoted or referred to in any manner or for any purpose without our prior written consent.

               Transaction Overview

Proposed       .  The Wood Group has proposed a transaction where it would
Transaction       acquire all outstanding shares of ERCI (other than Excluded
                  Shares) for $1.60 per share, in cash. The transaction implies an equity value for ERCI of $49.1 million and an enterprise value of $75.7 million, including the assumption of $26.6 million of net debt as of December 31, 1999 (net of $1.4 million of cash). The transaction represents a 264% premium to the closing share price of $0.44 per share the day prior to the announcement on November 22, 1999.

               . There are currently 30,689,272 shares outstanding of which the Wood Group owns 27,537,702, representing 89.7% of the outstanding share capital.

               . The transaction is structured such that ERCI will be merged into a wholly-owned subsidiary of the Wood Group where ERCI would be the surviving entity.

               . Conditions to the transaction include voting approval of a majority of the minority shares (public shares other than Excluded Shares).

       -------------------------------------------------------------------
       ($ in thousands, except per share data)                       ERCI
       -------------------------------------------------------------------

       OFFER PRICE PER SHARE                                         $1.60
       Shares Held by the Wood Group                                27,538
       Shared Held by Public                                         3,160
                                                                  --------
       Total Shares                                                 30,698
                                                                  --------
       IMPLIED EQUITY VALUE                                        $49,117
       Net Debt (as of 12/31/99)                                    26,615
                                                                  --------
       IMPLIED ENTERPRISE VALUE                                    $75,732
                                                                  ========
       -------------------------------------------------------------------

Transaction Overview


         ERCI's actual and projected financial performance (projections provided by ERCI's management) for the years 1998A through 2002E are as follows:


Summary
Financial           -----------------------------------------------------------------------------------------------
Performance         ($ in thousands)                                 Fiscal Year Ending December 31,
                                                  -----------------------------------------------------------------
                                                     1998A         1999E        2000E          2001E        2002E
                    -----------------------------------------------------------------------------------------------
                    Revenues                       $117,679       $88,876      $ 99,024      $114,726      $131,836
                     Direct Costs                   (88,284)      (69,813)      (74,524)      (86,326)      (99,836)
                                                  ---------     ----------    ---------     ---------     ---------
                    Gross Profit                     29,395        19,063        24,500        28,400        32,000
                    Gross Margin                       25.0%         21.4%         24.7%         24.8%         24.3%

                      SG&A                          (24,018)      (20,698)      (22,000)      (23,900)      (25,100)
                      Amort. of Existing Goodwill         0          (607)         (607)         (607)         (607)
                                                  ---------     ----------    ---------     ---------     ---------
                    EBIT                              5,377        (2,242)        1,893         3,893         6,293
                    EBIT Margin                         4.6%         (2.5%)         1.9%          3.4%          4.8%

                      Interest Expense, net          (2,040)       (1,745)       (1,880)       (1,887)       (2,067)
                      Extraordinary Items            (3,010)            0             0             0             0
                                                  ---------     ----------    ---------     ---------     ---------
                    EBT                                 327        (3,987)           13         2,006         4,226

                      Taxes                            (974)         (393)         (198)         (450)         (759)
                      Tax Rate                           NM            NM            NM          22.4%         18.0%

                    Net Income to Common              ($647)       ($4,380)       ($186)       $1,556        $3,467
                                                  =========     ==========    =========     =========     =========
                    EBIT                             $5,377        ($2,242)      $1,893        $3,893        $6,293
                      Depreciation                    2,511          1,916        2,073         2,219         2,386
                      Amort. of Existing Goodwill         0            607          607           607           607
                                                  ---------     ----------    ---------     ---------     ---------
                    EBITDA                           $7,888           $281       $4,573        $6,719        $9,286
                                                  =========     ==========    =========     =========     =========
                    EBITDA Margin                       6.7%           0.3%         4.6%          5.9%          7.0%

                    Cash Flow                        $1,864        ($1,857)      $2,495        $4,382        $6,460
                    Cash Flow Margin                    1.6%            NM          2.5%          3.8%          4.9%
                    -----------------------------------------------------------------------------------------------

                      Note: 1999 direct costs include adjustment for reversal of write-down of inventory of $636,000.

      Transaction Overview


      The following multiples consider the $1.60 per share purchase price offered by the Wood Group:


Implied            ---------------------------------------------------------
Purchase Price              Implied Purchase Price Multiples
Multiples          ---------------------------------------------------------
                                       Fiscal Year Ending December 31,
                            ------------------------------------------------
                                   1999E           2000E             2001E
                   ---------------------------------------------------------

                   EV/Revenue        0.9x           0.8x              0.7x
                   EV/EBITDA       269.5x          16.6x             11.3x
                   EV/EBIT            NM           40.0x             19.5x
                   P/E                NM             NM              31.6x
                   P/CF               NM           19.7x             11.2x

                   ---------------------------------------------------------

                   Transaction Overview


                   The transaction offer price of $1.60 per share implies equity premiums to ERCI's stock price as shown below:

Implied Equity
Premiums              -------------------------------------------------------------------------------------------------
                                                       Implied Equity Premiums
                      -------------------------------------------------------------------------------------------------
                                                                      Share Price                Premium
                      -------------------------------------------------------------------------------------------------
                      Offer Price Per Share                               $1.60                        -

                            Current Share Price /(1)/                     $1.44                        11%

                            1-Day Prior to Announcement /(2)/              0.44                       264%

                            1-Week Prior to Announcement /(3)/             0.44                       264%

                            4-Weeks Prior to Announcement /(4)/            0.69                       132%

                            30 Day Average (prior to announcement) /(5)/   0.60                       167%
                      -------------------------------------------------------------------------------------------------

                      Note: The transaction was announced on November 22, 1999 /(1)/ March 28, 2000
                      /(2)/ November 21, 1999
                      /(3)/ November 15, 1999
                      /(4)/ October 22, 1999
                      /(5)/ October 21, 1999 to November 21, 1999

Section II

Valuation Discussion

               Valuation Discussion


               Schroders considered the following valuation methodologies in determining a range of implied values for ERCI:

Valuation
Methodologies  .   Discounted Cash Flow Analysis

               .   Comparable Publicly-Traded Companies Analysis

               .   Comparable M&A Transactions Analysis

               .   Premiums Paid in Remaining Interest Acquisitions

               The aforementioned valuation methodologies are described in more detail on the following pages.

Valuation Discussion




               Schroders relied upon financial projections provided by ERCI's management for the years 2000E to 2004E in preparing the
Discounted     discounted cash flow ("DCF") analysis. The implied value per
Cash Flow      share of ERCI based on this analysis ranges from $0.34 to $0.91,
Analysis       with an average per share value of $0.61. The table below
               presents the implied enterprise, equity and per share values of
               ERCI:

                    -----------------------------------------------------------------------------------------------
                       ($ in thousands, except per share data)                          Discount Rate
                                                                       --------------------------------------------
                                                                                   10.0%        12.0%      14.0%
                    -----------------------------------------------------------------------------------------------
                       Present Cash Flows to 2004                                $  9,804    $  9,138    $  8,537

                       Present Value of NOL                                         1,791       1,686       1,590

                       Terminal value based on                          6.0x       32,253      29,475      26,978
                       forward 2004 EBITDA Multiple                     7.0x       37,629      34,387      31,475
                                                                        8.0x       43,005      39,300      35,971

                       Total Present Enterprise Value based             6.0x       43,848      40,299      37,105
                       on forward 2004 EBITDA Multiple                  7.0x       49,223      45,212      41,601
                                                                        8.0x       54,599      50,124      46,098

                       Net Debt as of December 31, 1999                           (26,615)    (26,615)    (26,615)

                       --------------------------------------------------------------------------------------------
                       Equity value based on                            6.0x       17,233      13,684      10,490
                       forward 2004 EBITDA Multiple                     7.0x       22,608      18,597      14,986
                                                                        8.0x       27,984      23,509      19,483
                       --------------------------------------------------------------------------------------------

                       Shares Outstanding (as of January 27, 2000)                 30,698      30,698      30,698

                       --------------------------------------------------------------------------------------------
                       Per Share equity value based on                  6.0x     $   0.56    $   0.45    $   0.34
                       forward 2004 EBITDA Multiple                     7.0x     $   0.74    $   0.61    $   0.49
                                                                        8.0x     $   0.91    $   0.77    $   0.63
                       --------------------------------------------------------------------------------------------
                    --------------------------------------------------------------------------------------------------

               Valuation Discussion


                    We calculated current trading multiples for companies we
Comparable          deemed comparable to ERCI, using publicly available
Publicly Traded     estimates for EBIT (defined as earnings before interest and
Companies           taxes), EBITDA (defined as earnings before interest, taxes,
Analysis            depreciation and amortization), earnings and cash flow
                    (defined as net income plus depreciation and amortization).
                    The following publicly traded petroleum equipment manufacturers were analyzed using closing share prices as of March 28, 2000:

                      .  Baker Hughes Incorporated        .  Smith International, Inc.
                      .  Cooper Cameron Corp.             .  Varco International, Inc.
                      .  Dril-Quip, Inc.                  .  Weatherford International, Inc.
                      .  National Oilwell, Inc.

                    Schroders considered that the petroleum equipment manufacturers included in this analysis differed from ERCI in various aspects of their business and operations including, but not limited to, size, product offering, and degree of proprietary technology.

                    The following page provides a summary of the implied per share values for ERCI based on the respective trading multiples. The group of comparable companies suggest a range of values of ERCI of $0.00 per share to $3.40 per share, with an average per share value of $1.60 (based on the average of the average excluding high/low implied values).

                  Valuation Discussion

                  -----------------------------------------------------------------------------------------------
                        Summary of Selected Publicly-Traded Petroleum Equipment Manufacturers as of 3/28/00
Comparable                                 ($ in thousands, expect per share amounts)
Publicly traded   -----------------------------------------------------------------------------------------------
Companies                                  Market     Enterprise        EV/EBITDA                  EV/EBIT
Analysis                                                          -----------------------------------------------
(continued)       Company               Capitalizaton   Value     1999    2000    2001      1999    2000    2001
                  -----------------------------------------------------------------------------------------------
                  Baker Hughes               $9,506     $12,303   11.8x   11.7x    9.1x     46.6x   36.3x   20.6x
                  Cooper Cameron              3,590       3,792   19.6x   18.1x   14.3x     34.7x   29.3x   20.7x
                  Dril-Quip, Inc.               760         750   30.8x   28.6x   16.1x     42.4x   41.7x   19.2x
                  National Oilwell            1,922       2,106   46.6x   21.9x   13.9x     96.2x   31.1x   17.3x
                  Smith Intl                  3,760       4,430   31.3x   20.6x   12.8x     67.6x   32.7x   17.1x
                  Varco Intl                    800         761    8.8x   12.3x    9.6x     12.0x   20.0x   13.9x
                  Weatherford                 6,112       7,218   30.9x   19.8x   14.7x    108.1x   42.6x   27.0x
                                        -------------------------------------------------------------------------
                                        Low                        8.8x   11.7x    9.1x    12.0x    20.0x   13.9x
                                        High                       46.6x  28.6x   16.1x   108.1x    42.6x   27.0x
                                        Average Excl. High/Low     24.9x  18.5x   13.0x    57.5x    34.2x   19.0x
                                        -------------------------------------------------------------------------

                                        -------------------------------------------------------------------------
                                        Implied Equity  Value per Share
                                        Low                       $0.00   $0.87   $1.13      NM     $0.36   $0.89
                                        High                       0.00    3.40    2.65      NM      1.76    2.56
                                        Average Excl. High/Low     0.00    1.89    1.99      NM      1.24    1.54
                                        -------------------------------------------------------------------------

                                                                  -----------------------------------------------
                                                                          MV/CF                     P/E
                                                                  -----------------------------------------------
                                                                  1999    2000    2001      1999    2000    2001
                                                                  -----------------------------------------------
                  Baker Hughes                                    11.2x   11.5x    9.3x      NM     82.3x   33.5x
                  Cooper Cameron                                  26.4x   23.1x   18.6x    66.6x    47.5x   32.3x
                  Dril-Quip, Inc.                                 39.7x   32.4x   23.1x    64.8x    55.1x   35.8x
                  National Oilwell                                69.0x   31.2x     19.0x    NM     50.0x   25.4x
                  Smith Intl                                      42.7x   26.3x   19.8x      NM     71.2x   39.6x
                  Varco Intl                                      12.8x   16.8x   13.2x    20.1x    32.2x   21.1x
                  Weatherford                                     31.7x   23.0x   17.5x      NM     82.9x   45.8x
                                        -------------------------------------------------------------------------
                                        Low                       11.2x   11.5x    9.3x    20.1x    32.2x   21.1x
                                        High                      69.0x   32.4x   23.1x    66.6x    82.9x   45.8x
                                        Average Excl. High/Low    30.6x   24.1x   17.6x    64.8x    61.2x   33.3x
                                        -------------------------------------------------------------------------

                                        -------------------------------------------------------------------------
                                        Implied Equity Value per Share
                                        Low                         NM    $0.93   $1.32       NM       NM   $1.07
                                        High                        NM     2.63    3.29       NM       NM    2.32
                                        Average Excl. High/Low      NM     1.96    2.51       NM       NM    1.69
                                        ------------------------------------------------------------------------

                   Valuation Discussion


                   In our analysis, we analyzed relevant comparable mergers
Comparable         and acquisitions involving:
Relevant M&A
Transactions            .  Oilfield Services companies
Analysis                .  Equipment Manufacturing companies
                        .  Pump Equipment companies
                        .  Flow Control companies

                   Schroders considered that, like many participants in the oilfield service sector, ERCI's 1999E financial performance may not be representative of the Company's historical or projected financial performance. As a result, the method of applying LTM multiples from relevant M&A transactions to 1999E figures for ERCI may not result in meaningful valuation data. As an alternative analytical tool, we calculated "normalized" EBITDA and Net Income figures for ERCI by taking an average of the financial results for 1998, and projections for 1999E, 2000E and 2001E. Normalized net income continued to result in non-meaningful implied valuations for ERCI.

                   ---------------------------------------------------------------------------------------------------------------
                                                            Normalized EBITDA and Net Income Calculation
                   ---------------------------------------------------------------------------------------------------------------
                   ($ in thousands)                                    Fiscal Year Ending December 31,                    4 Year
                                                 -------------------------------------------------------------------
                                                 1998A             1999E               2000E            2001E            Average
                   ---------------------------------------------------------------------------------------------------------------
                   EBITDA                        $7,888            $281                $4,573           $6,719           $4,865
                   Net Income                      (647)         (4,380)                 (186)           1,556             (914)
                   ---------------------------------------------------------------------------------------------------------------

                      Note: Due to a lack of pro forma financial information
                            going back beyond 1998 (as a result of several acquisitions made by the Company over the last several years), we were unable to use historical figures exclusively when calculating normalized EBITDA and Net Income.

                    Valuation Discussion


                   As shown below, the M&A comparable transactions imply a
                   range of per share 0.00 to $8.29. We consider the high value
Comparable         of $8.29 per share an outlier given the typical range of
Relevant M&A       Enterprise Value/EBITDA multiples  seen in this industry,
Transactions       and therefore believe that it is more appropriate to focus on
Analysis           implied valuations based on the average excluding high/low
(continued)        multiples. The average implied value using the average
                   excluding high/low values is $0.58 per share.

                   ------------------------------------------------------------------------------------------------------
                                                                   Multiples from Comparable M&A Transactions
                                                                   ($ in thousands, except per share amounts)
                   ------------------------------------------------------------------------------------------------------
                   Industry                                       Number               EV / EBITDA
                                                                             --------------------------------------------
                                                                  of                                    Av. Excl.
                                                                  Trans.     Low          High          High/Low     Low
                   ------------------------------------------------------------------------------------------------------
                   Oilfield Services                              48        3.0x         57.8x           10.5x      0.3x
                   Equipment Manufacturers                        4         7.6x         13.2x            9.0x     20.7x
                   Pump Equipment                                 12        6.3x         12.4x            8.3x      8.2x
                   Flow Control                                   25        6.3x         18.4x            8.6x      8.2x

                                                               ----------------------------------------------------------
                   Normalized ERCI Results (4 Year Average)    EBITDA                  $4,865  Net Income
                                                               ----------------------------------------------------------
                   Implied Enterprise Value
                   Oilfield Services                                    $14,529      $281,209         $50,932        NM
                   Equipment Manufacturers                               36,929        64,265          44,020        NM
                   Pump Equipment                                        30,878        60,336          40,217        NM
                   Flow Control                                          30,747        89,607          42,001        NM

                   Implied Equity Value per Share
                   Oilfield Services                                      $0.00         $8.29           $0.79        NM
                   Equipment Manufacturers                                 0.34          1.23            0.57        NM
                   Pump Equipment                                          0.14          1.10            0.44        NM
                   Flow Control                                            0.13          2.05            0.50        NM

                   -------------------------------------------------------------------


                   -------------------------------------------------------------------
                   Industry                                     PP/Net Income
                                                               -----------------------
                                                                            Av. Excl.
                                                                High        High/Low
                   -------------------------------------------------------------------
                   Oilfield Services                           410.7x        36.4x
                   Equipment Manufacturers                      28.2x          NM
                   Pump Equipment                               26.7x        16.4x
                   Flow Control                                 26.8x        18.4x

                                                               --------------------
                   Normalized ERCI Results (4 Year Average)                  ($914)
                                                               --------------------
                   Implied Enterprise Value
                   Oilfield Services                            NM             NM
                   Equipment Manufacturers                      NM             NM
                   Pump Equipment                               NM             NM
                   Flow Control                                 NM             NM

                   Implied Equity Value per Share
                   Oilfield Services                            NM             NM
                   Equipment Manufacturers                      NM             NM
                   Pump Equipment                               NM             NM
                   Flow Control                                 NM             NM

                    Valuation Discussion


                    Schroders considered the equity premiums paid in remaining interest acquisitions where the acquirer held an existing
Premiums Paid       control position in the stock.  The premiums paid ranged
on Remaining        from a low of (40.8%) to a high of 112.5%.  The premiums
Interest            were calculated based on periods of time relative to the
Acquistions         announcement date and include premiums paid (a) one day
                    prior to the announcement, (b) one week prior to the announcement, and (c) four weeks prior to the announcement.
                    There were 55 remaining interest acquisition considered enterprise value. Based on this analysis, the implied per share values for ERCI range from $0.39 to $1.39, with an average implied value of $0.68 per share (based on an average of the average values).

                    ----------------------------------------------------------------------------------------------------------
                                                                                     Period Prior to Announcement
                                                                     ---------------------------------------------------------
                    Remaining Interest Acquisitions                  One-Day                 One-Week               Four-Weeks
                    ----------------------------------------------------------------------------------------------------------
                    Highest Premium Paid                              100.0%                  112.5%                  101.7%
                    Lowest Premium Paid                               (11.1%)                 (11.6%)                 (40.8%)
                    Average Premium Paid                               25.9%                   29.5%                   35.1%
                    ----------------------------------------------------------------------------------------------------------
                    ERCI Share Price                                $0.4375                 $0.4375                 $0.6875
                    ----------------------------------------------------------------------------------------------------------
                    Implied ERCI Value
                    Highest Premium                                 $  0.88                 $  0.93                 $  1.39
                    Lowest Premium                                  $  0.39                 $  0.39                 $  0.41
                    Average Premium                                 $  0.55                 $  0.57                 $  0.93
                    ----------------------------------------------------------------------------------------------------------

                    Note:  Transaction was announced on November 22, 1999

          Section III

          Conclusion

          Conclusion

          Each of these valuation methodologies produced a valuation range which we believe to be reliable in the evaluation of this transaction. The following is a summary of those ranges:
Summary

                      -------------------------------------------------------------------------------------
                      Summary of Valuation Methodologies               Implied Equity Value Per Share
                                                                   ----------------------------------------
                      ($ in thousands, expect per share amounts)    Low               High          Average
                      -------------------------------------------------------------------------------------
                      DCF Valuation                                $0.34              $0.91           $0.61
                      Publicly Traded Petroleum Equipment Comps.    0.00               3.40            1.60
                      Comparable M&A Transactions                   0.00               8.29            0.58
                      Premium Paid Analysis                         0.39               1.39            0.68

                                              -------------------------------------------------------------
                                              Average              $0.18              $3.50           $0.87
                                              -------------------------------------------------------------

                      -------------------------------------------------------------------------------------

                      Note: Average implied equity per share values from comparable publicly traded companies, M&A transactions analysis and premiums paid analysis represent an average of the average excluding high/low per share values.

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

            Conclusion

            The valuation methodologies discussed above provide a range of implied per share values for ERCI of $0.00 to $8.29 per share.
Conclusion

            The average implied value for ERCI is $0.87 per share.

            The deal value is $1.60 per share.

            Schroders did not form a conclusion as to whether any individual analysis or factor, considered in isolation, supported or failed to support an opinion as to fairness from a financial point of view.

            In our Opinion, the Merger Consideration is fair from a financial point of view to the shareholders of ERCI (other than Excluded Shares).

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